EXHIBIT 10

Dated the 23th day of August, 2006

China Digimedia Holdings Ltd.

and

Manta Finance Ltd.

and

Arable Media Ltd.

Subscription Agreement

and

Cooperation Agreement

THIS SUBSCRIPTION AGREEMENT AND COOOPERATION AGREEMENT (the “Agreement”) is made the 23 day of August, 2006

BETWEEN:-

Party A: China DigiMedia Holdings Limited

Party B: Manta Finance Limited

Party C: Arable Media Limited

Whereas:

1.
Party A is a limited liability company incorporated in the Hong Kong SAR of the People’s Republic of China (“Hong Kong”). Party A and its subsidiary companies (hereinafter referred to as “The Group of Party A”) have substantial experience in technology development and operations in media production in China. The Group of Party A is currently participating in upgrading the cable television broadcasting system from analog to digital television service in Nanhai, Province of Guangdong and is involved in its Cable TV operation. It provides value added services to the said cable television platform, including pay-TV program channels and government information channels. The Group of Party A also possesses experience in investment in television broadcasting and related media development, public relations, marketing, production and operations;

2.	Party B wholly owns Arable Media Limited (hereinafter referred to as “Party C” or “Arable”) and has control over its operations;
3.
Party C is a limited liability company incorporated in Hong Kong, which engages in development of middleware software and applications for digital TV set-top box. As of the date of this Agreement, Arable has an authorised share capital of HK$ 10,000 divided into 10,000 shares of HK$ 1.00 each, of which 1 share has been issued and is fully paid up and is beneficially owned by Party B. Brief particulars of Party C are set out in Schedule 1. Brief lists of products, applications and technologies of Party C are set out in Schedule 2;

4.
Party A and Party B have agreed to subscribe to new ordinary shares of HK$1.00 each (“New Shares”) in Party C to be allotted, and Party C has agreed to allot and issue New Shares to Party A and Party B, upon and subject to the terms and conditions of this Agreement. Party A has agreed to subscribe and purchase 20,000 New Shares at a price of HK$1.00 per share, and Party B has agreed to subscribe and purchase 79,999 New Shares at a price of HK$1.00 per share.

5.
Party A and Party C have signed a Letter of Intents on April 20, 2006 to express the intention of jointly operate, develop middleware and related applications, services and products for the use in digital TV set-top box and digital broadcasting related development in China. The Agreement is to formalize the relationship among each party.

Therefore, in order to strengthen the cooperation, Party A, Party B and Party C (the “Parties”) have reached agreement on the following:

1.        SUBSCRIPTION OF NEW SHARES AND CONSIDERATION

A. Party A and Party B shall, subject to the terms and conditions contained in this Agreement, subscribe on Completion for the New Shares in the following numbers and proportion:-

Name	No. of Subscription Shares	Consideration Amount	Percentage of shareholding in the Company
Manta Finance Limited	79,999	HK$ 79,999.00	80% (including the one shares presently beneficially held by it)
China Digimedia Holdings Limited	20,000	HK$ 20,000.00	20%

B. New Shares shall be in each case free from all Encumbrances and all other claims, liens, charges, pre-emption rights, equities and other third party rights whatsoever, and ranking pari passu with all the ordinary shares of Party C in existence immediately following Completion in all respects together with all rights and benefits at any time thereafter accruing thereto including the right to dividends or distributions made or declared on or after the Completion Date.

C. For the avoidance of doubt, Party A and Party B shall only be liable to pay or satisfy the amount set opposite its name and is not liable for the balance payable by the other parties.

D. The Deposit, as defined in the Letter of Intent, can be used by Party A, in full or in part, to pay the consideration for the New Shares. Party B can use part of the shareholder loans contemplated herein to pay the consideration for the New Shares.

2.  COOPERATION AGREEMENTS

2.1	Party A shall allow Party C to implement trial of its digital broadcasting products and software in Nanhai with the Group of Party A;
2.2
Party A shall have a license to and preferential rights to deploy and utilize products and services which are developed by Party C which shall last for the earlier of the deployment of 150,000 sets of digital set-top boxes or the expiration of 18 months. Party C allows Party A to deploy Party C’s products and software on 150,000 sets of digital TV set-top-boxes (including products and software which have already deployed for trial) in the city of Nanhai for 18 months from the date of this Agreement at no cost. After the earlier of the deployment of party C’s products over 150,000 sets or the end of 18 months, Party C may charge for usage fees on an arm length basis to Party A. However, neither party is obligated to continue to purchase or sell these products;

2.3	Party C shall assist and support Party A to develop value added services and applications for Party A’s digital TV set-top box;
2.4
Party C hereby appoints the Group of Party A as the sole licensee, distributor and wholesaler to sell and market Party C’s products and services in mainland China and non-exclusive in other countries for 3 years, which is term is extendible for an additional 2 years;

2.5
The Group of Party A agrees to provide financial consultation and support for Party C. This financial support would be in the form of a line of credit in favor of Party C or a shareholder’s loan to Party C. The total amount of financial support shall not exceed HK$ 6 million. There is no interest charged for the period of five years from the date of this Agreement and interest at the rate of LIBOR plus 2% shall be applied to any outstanding amount of loan thereafter. All loans made pursuant to the financial support obligation shall be due and payable at the end of said five year period. Party C shall however be responsible for paying relevant handling charges. In the event that the amount of financial support or guarantee exceeds HK$ 6 million, the Parties shall discuss the relevant arrangements separately. This financial support can be off-set by, or a credit to the loan obligation given by the funds made available under the Deposit, full or partly, as defined in the Letter of Intent; If a representation or warranty contained in this Agreement is breached and cannot be remedied within three months, the obligation of financial support shall terminate, and any outstanding loan shall be repaid within one year. Further, Party C shall not have a right to make a drawdown on the financial support if any representation and warranty is breached and cannot be remedied within three months.

2.6
Party C shall grant Party A a pre-emptive right to have the right of first offer to maintain their pro rata interest in Party C on a fully diluted and converted basis and a right to purchase their pro rata share of any new equity shares which Party C may propose to sell and issue, including a qualified Initial Public Offering;

2.7
Party C shall grant Party A a co-sale right to have the right to sell a proportionate part of ownership in Party C if any of the principals or founders of Party C, or any other shareholders representing over 5% ownership of the outstanding equity, sell a portion of their interest.

3.	BOARD OF DIRECTORS AND SENIOR MANAGEMENT STAFF

Party B agrees to set up a Board of Directors that will include a representative of Party C. The Board of Directors shall be the highest power and decision-making body. It shall consist of three directors. The Chairman shall be appointed by Party B. Party A can appoint one director into the Board of Directors. Resolutions passed by two-thirds or more of all directors of the Board of Directors shall be deemed to be valid.

4.  PREREQUISITES

The Parties agree that the following prerequisites (except the prerequisite(s) waived by the Group of Party A in writing) shall be fulfilled and satisfied within 60 days after this Agreement is entered:

4.1
The Group of Party A has performed the legal and financial due diligence in respect of Party C and is satisfied with the findings of the said due diligence. During the course of performing the due diligence, Party B and Party C shall use their best endeavours to provide assistance, including, but not limited to, providing relevant documents, agreements and financial information.

4.2
Party B and Party C shall go through all the formalities and procedures and obtain the relevant documents as required by law so as to comply with the terms of this Agreement, including, but not limited to, the modified Articles of Association (with the prior consent of the Group of Party A), business licence, business contracts, etc.

5.         COMPLETION

5.1	Party C shall at Completion:-

(i)
allot and issue to Party A and Party B the original share certificate(s) therefor for the New Shares, and procure that the name of such party shall be entered into the register of members of Party C as shareholder(s);

(ii)
deliver to Party A and Party B copies of the resolutions of the board of directors of Party C approving and authorising the execution and completion of this Agreement and the allotment and issue of shares in accordance with this Agreement, and that new certificate(s) comprising the shares made out in the name of the relevant party be sealed with the common seal of Party C and issued as required to such party;

(iii)
deliver to Party A and Party B such other documents as may be reasonably required to give a good and effective allotment and issue of the shares to the relevant party and to enable to become the registered holder thereof..

5.2
Party C shall execute and do and cause or procure to be executed and done all such other documents, instruments, acts and things as Party A and Party B may reasonably require in order to perfect the right, title and interest of Party A and Party B to and in the New Shares.

5.3
For the avoidance of doubt, Party A shall only be liable to pay or satisfy the committed amount for the New Shares. Party B may make use of the credits referred to above to satisfy the committed amount for the New Shares.

6.        REPRESENTATIONS, WARRANTIES AND ADDITIONAL UNDERTAKINGS

6.1
In consideration of the agreement by Party A to invest in Party C subject to the terms and conditions hereof, Party B and Party C hereby warrant and represent to and undertakes with Party A in the terms of Schedule 3.

6.2
No information relating to Party C of which Party A has knowledge (actual or constructive) and no investigation by or on behalf of Party A shall prejudice any claim made by Party A under the Warranties or operate to reduce any amount recoverable, and liability in respect thereof shall not be confined to breaches discovered before Completion.

6.3
The Warranties shall be construed separately and independently and shall not be limited by reference to any other paragraph or anything contained in this Agreement and each of the Warranties shall be deemed to be repeated by Party C as at Completion, as if made with reference to the facts and circumstances then existing.

6.4	Party B and Party C shall not be liable for any breach of Warranties hereunder:-

(i) which arises as a result of legislation which comes into force after the date hereof with retrospective effect; or

         (ii) which arises as a result of a change in accounting policies after Completion.

6.5
Party A shall, upon any claim, action, demand or assessment being made or issued against it, Party B and Party C which could lead to a claim by Party A for breach of Warranties under this Agreement, give notice thereof to the Parties as soon as reasonably practicable.

6.6
Without restricting the rights of Party A or otherwise affecting the ability of Party A to claim damages on any other basis available to it, in the event that any of Party B is broken or (as the case may be) proves to be untrue or misleading, Party B and Party C shall, on demand, pay to Party A or, at the direction of Party A, Party C the amount necessary to put Party C into the position which would have existed if the Warranties had not been broken or (as the case may be) had been true and not misleading.

6.7	Party B and Party C shall indemnify Party A against all costs, expenses and other liabilities which Party A may reasonably incur in connection with:-

(i) any legal proceedings which it claims under this Agreement and in which judgment is given for it; and

         (ii) the enforcement of any such settlement or judgment.

7.  FULL FORCE AND EFFECT

All provisions of this Agreement shall, so far as they are capable of being performed or observed and all Warranties and indemnities and other undertakings contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Completion.

8.       SUCCESSORS AND ASSIGNS

          This Agreement shall be binding on and enure for the benefit of each party's executors, administrators, successors and assigns (as the case may be) but the benefit of any provision in this Agreement may not be assigned by any party or its successors in title without the prior written consent of the other party.

9.         TIME TO BE OF ESSENCE

Time shall be of the essence of this Agreement.

10.       STAMP DUTY

            The capital duty and fee payable in respect of the allotment and issue of the Subscription Shares shall be borne by the Company.

11.       COSTS

            Each party shall bear its own legal costs of and incidental to the preparation, execution and completion of this Agreement.

12.       TYPHOON, RAINSTORM

            Notwithstanding anything herein provided, if the Completion Date or any date for payment herein shall fall on a day which is not Business Day or shall fall on a day on which typhoon signal No.8 or above is hoisted or the black rainstorm warning is announced in Hong Kong at any time between 9:00 a.m. and 5:00 p.m., the Completion Date or such date for payment shall automatically be postponed to the next Business Day or such next succeeding Business Day on which no typhoon signal No.8 or above is hoisted or the black rainstorm warning is announced between the aforementioned hours (as the case may be).

13.       NOTICES

13.1
Any notice required to be given under this Agreement shall be deemed duly served if left at or sent by registered or recorded delivery post (airmail where appropriate) to the address specified in this Agreement of the party to be served or such other address as may have been last notified in writing by or on behalf of such party to the other parties hereto. Any such notice shall be deemed to be served at the time when the same is handed to or left at the address of the party to be served and if served by post on the third day (not being a Sunday or public holiday in the place where the addressee is located) next following the day of posting.

13.2	For the purpose of delivery of notices under this Agreement, the address of Party B and Party C are:-

Party B
   Address : 12/F., Stag Building,148-150 Queen's Road Central, Hong Kong
   Attention : Mr. Wai Keung Billy, TAM

   Party C
  Address : 12/F., Stag Building,148-150 Queen's Road Central, Hong Kong
  Attention : Mr. Wai Keung Billy, TAM

13.3	For the purpose of delivery of notices under this Agreement, the address of Party A is:-.

Party A
Address : 2505 - 06, Stelux House, 698 Prince Edwards Road East, Kowloon, Hong Kong
   Attention : Mr. Chi Shing Ng (a.k.a. Daniel Ng)

14.      GOVERNING LAW, JURISDICTION AND RESOLUTION OF DISPUTES

All disputes arising out of or relating to this Agreement shall be resolved through mutual consultation. This Agreement shall be governed by and construed in all respects in accordance with the laws of Hong Kong and the parties hereby irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts in relation to any proceedings arising out of or in connection with this Agreement, but this Agreement may be enforced in any other courts of competent jurisdiction.

15.       CONFIDENTIALITY

15.1	Obligation of Confidentiality

(a)
The Parties hereto (and their related parties) shall endeavour to keep confidential the contents of the Agreement, the information of the clients, the operation, assets or business of any Party which are obtained before and after the conclusion of the Agreement. They shall also ensure that their senior management staff, employees, agents, professional consultants and other intermediary organizations keep the aforementioned information confidential.

(b)
Neither party shall use nor disclose the above information (referred to collectively to as “proprietary information”) to any third party for its business purposes without the prior consent of the other parties hereto. The Parties hereto shall at least perform the obligation of confidentiality hereof by following the common standards or procedures on confidentiality with which the Parties shall treat their own proprietary information.

15.2	Exception to the Obligation of Confidentiality

The obligation of confidentiality set forth in Article 14.1 does not apply to the following:

(a)	Party A makes the disclosure to related companies for a reasonable purpose in relation to this contract (but such disclosure shall be bound by the stipulations of Article 14.3);
(b)	Information which is ordered to be disclosed by law, any stock exchange regulations or any enforceable regulations, order or verdict delivered by any court or its supervisory body;
(c)
Either party makes a reasonable request to the professional consultant of the other party for the disclosure of information in a secured way in order to serve a reasonable purpose in relation to this contract (but such disclosure shall be bound by the stipulations of Article 9.3).

15.3	Employee, Agent and Consultant

All Parties shall advise their senior management staff, employees, agents or professional consultants who provide consultative opinions in relation to the matters described in the contract or other consultants, or anyone who receives the proprietary information herefrom, that the said information is confidential and shall instruct them:

(a) To keep the said information confidential;
(b) Not to disclose it to any third party (except those who received the disclosed information in accordance with the stipulations of this contract);
(c) That in the event that the person who discloses the proprietary information breaches the stipulation of Section 9, the disclosing party shall be held liable.

SCHEDULE 1

INFORMATION ABOUT ARABLE MEDIA LIMITED

Company Number : Company No. 1018578

Date of Incorporation : January 11, 2006

Place of Incorporation : Hong Kong

Business : Software development

Registered Office  : 12/F., Stag Building, 148-150 Queen's Road Central, Hong Kong

Authorised Share Capital : HK$10,000 divided into 10,000 shares of HK$1.00 each

Issued Share Capital : HK$1.00 divided into 1 share

Directors : Wai Keung Billy, TAM

Shareholders : Manta Finance Limited (1 share)

Secretary : Forever Fun Services Limited

SCHEDULE 2

Products, applications and technologies which are owned by Arable

-	MPEG-2 Broadcasting Server software
-	MPEG-2 Advertisement Insertion Server Software
-	Arable Middleware based on IBM Power PC chipset (some subsystem and libraries are licensed from a third party), which also include but not limited to the following components:-
■	STB Configurator / Xlet program Development Libraries
■	Xlet program manager
■	Certain Xlet programs (i.e., Music on Demand Xlet, Send SMS Xlet, Real-time Stock report, XML Browser, etc.)
■	XML Browser
■	Technical Documentation (i.e., Environment Setup Guide, Developer Guide, XML Browser XML Tag APIs, etc.)
-	Xlet development skills
-	STB testing forms & procedures

SCHEDULE 3

WARRANTIES, REPRESENTATIONS AND UNDERTAKINGS RELATING TO ARABLE

Party B and Party C hereby warrant and represent, jointly and severally, that each of the following statements are now and will continue to be true and and accurate after Completion::-

1.      Compliance with Legal Requirements

1.1	All documents required to be filed with the Companies Registry in Hong Kong under any Ordinance in respect of Party C have been correctly and properly prepared and duly filed.

1.2	The copy of the memorandum and articles of association of Party C produced to Party A is an up-to-date copy thereof and no alteration thereto will be made pending Completion.

1.3
The statutory books and minute books of Party C have been properly written up and Party C has not received any application or request for rectification of the register and, to the best of the knowledge and belief of Party C, having made all reasonable enquiries, compliance has been made with all other legal requirements concerning Party C and all issues of shares or other securities (if any) thereof.

1.4	All statutory obligations of Party C have been fully and properly performed.

1.5
Party C has been duly incorporated and constituted, and is legally subsisting under, the laws of Hong Kong, and there has been no resolution, petition or order for the winding up of Party C and no receiver has been appointed in respect thereof or any part of the assets of Party C; to the best of the knowledge of Party C neither is there any such resolution, petition, order and appointment imminent or likely.

1.6	No event or omission has occurred whereby the constitution subsistence or corporate status of Party C has been or is likely to be materially and adversely affected.

2.      Shares, Dividends and Distributions

2.1
All issued shares of Party C are free from all claims, charges, liens, encumbrances, options, equities and other adverse interests and Party A will, so far as concerns Party C, be able to become the registered and beneficial owner of the shares pursuant to the terms of this Agreement together with all rights now attached thereto and all dividends and distributions declared paid or made in respect thereof after Completion.

2.2	There are no outstanding calls on all issued shares of Party C.

2.3
No share or loan capital of Party C is now or shall be under option or pre-emption right or is agreed or shall be agreed conditionally or unconditionally to be created or issued or put under option or pre-emption right.

2.4	Since the date of incorporation of Party C, no distribution of capital has been made in respect of any share capital in Party C and no loan capital has been repaid in whole or in part.

2.5
Immediate following Completion, Party A shall become the beneficial owner of the shares according to this Agreement, free and clear of any lien, charge, option, right of pre-emption or other encumbrance or third party right whatsoever.

2.6	The shares, together with the 1 existing issued shares set out in Schedule 1, shall constitute one hundred per cent. (100%) of the issued shares in the capital of Party C immediately after Completion.

3.      Taxation

3.1	Party C is registered in accordance with and is in full compliance with the Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong).

3.2	Party C has complied with all statutory requirements for keeping proper and full records for Taxation purposes and has the same in its possession and control.

3.3
There has been no transfer of any property to Party C which has given or may give rise to any claim, assessment, or demand in relation to estate duty under section 35 of the Estate Duty Ordinance (Chapter 111 of the Laws of Hong Kong) and there is no charge or potential charge on any property or assets of Party C under section 18 or section 43(6) of the Estate Duty Ordinance (Chapter 111 of the Laws of Hong Kong).

3.4	Party C has not incurred any liability or contingent liability for Taxation since its incorporation.

4.      Material Transactions

4.1	Party C has not created any mortgage, charge, debenture or other encumbrance on, over or in respect of the whole or any part of its assets.

4.2	Party C has not released any person from any guarantee or any other commitment.

4.3	Party C has not since its incorporation borrowed or lent any money or incurred or entered into any other liability, transaction or contract.

4.4	Since its incorporation Party C has not entered into any transaction or carried on any business.

4.5
None of the assets of Party C have been purchased at an under value or been given to Party C in circumstances where the gift or element of under value (including (without limitation) any gift or element of under value which might be regarded as property passing on the death of a deceased pursuant to the provisions of section 6(1)(c) of the Estate Duty Ordinance (Chapter 111 of the Laws of Hong Kong)) might be subject to or give rise to any form of Estate Duty chargeable or assessable against Party C or on any of its assets.

4.6
There is and at Completion there shall be no unsatisfied liability to estate duty attached or attributable to any asset of Party C, there has been no transfer of any property to Party C which has given or may give rise to any claim, assessment or demand in relation to estate duty under section 35 of the Estate Duty Ordinance (Chapter 111 of the Laws of Hong Kong), there is no charge or potential charge on any property or assets of Party C under section 18 or section 43(6) of the Estate Duty Ordinance (Chapter 111 of the Laws of Hong Kong) and no person is or shall at Completion be liable to estate duty attributable to the value of any of asset of Party C.

5.      Contracts and Arrangements

5.1	Party C has not, since its date of incorporation, engaged any employees.

5.2	There are not now outstanding:-

5.2.1
any arrangements, contractual or otherwise, between Party C and any party which will or may be terminated or prejudicially affected as a result of the allotment and issue of the shares or of compliance with any other provision of this Agreement;

5.2.2	any obligation or ex-gratia arrangement on the part of Party C to pay pensions, gratuities, retirement benefits, periodical sums or any compensation to any person;

5.2.3	any contract for hire or rent, hire-purchase or purchase by way of credit or instalment payment of any of the assets of Party C;

5.2.4	any guarantee or contract for indemnity or for surety ship under which Party C is under a prospective or contingent liability; or

5.2.5	any letters of comfort, letters of awareness or the like given by Party C in respect of any third parties.

5.3
There is not in existence any contract affecting Party C which are unusual or of a long-term nature or involving or which may involve obligations on Party C of a nature or magnitude calling for special mention or which cannot be fulfilled or performed on time or without undue or unusual expenditure of money or effort.

5.4
No agreement or arrangement to which Party C is a party is or requires (or following the allotment and issue of the shares will require) to be registered with any authority or governmental agency in Hong Kong.

5.5	Party C is not a party to or bound by any partnership or joint venture or voluntary association or other similar agreement for the conduct of any business.

5.7	Party C has not traded since its incorporation.

5.8	Party C has no bank account.

6.      Disputes/Litigation

6.1
Party C is not engaged in, nor is there pending, nor to the best of the knowledge of Party C, is Party C threatened or likely to be threatened with, any litigation, arbitration, prosecution or other legal proceedings or in any proceedings or hearings before any statutory or governmental body, department, board or agency.

6.2
Neither Party C nor to the best of the knowledge of Party C any director or officer of Party C, are under investigation by any department or authority of any government in any matter concerning Party C.

7.      Miscellaneous

7.1	There are in existence no powers of attorney given by Party C.

7.2	Party C has not:-

7.2.1
committed any material breach of any Ordinance, statutory provision, order, bye-law or regulation binding on it or of any provision of its memorandum or articles of association or of any trust deed, agreement or licence to which it is a party or of any covenant or undertaking given by it;

7.2.2
entered into any transaction which is still executory and which is or may be or become unenforceable by it by reason of the transaction being voidable at the instance of any other party or ultra vires, void or illegal; or

7.2.3
omitted to do anything required or permitted to be done by it necessary for the protection of its title to or for the enforcement or the preservation of any order of priority of any property or assets or rights owned by it.

7.3
Party C shall prepare financial statements on an annual basis in accordance with generally accepted accounting principles consistently applied in the People’s Republic of China and deliver a copy of the same to Party A and Party B within 90 days of the end of each fiscal year.

AS WITNESS the parties hereto have executed this Agreement the day and year first above written.

SIGNED by /s/ Billy W.K. Tam for and on behalf of Arable Media Limited in the presence of:-
SIGNED by /s/ Billy W.K. Tam for and on behalf of Manta Finance Limited in the presence of:-
SIGNED by /s/ Ng Chi Shing for and on behalf of China Digimedia Holdings Limited in the presence of:-